Exhibit 99.2

October 23, 2024

Subject: Exciting New Chapter for Lumos – Town Hall team meeting

My fellow Lumosians,

I know you have all patiently awaited news on our future and our strategy. Today marks the beginning of an exciting new journey for Lumos.

We’ve announced that we entered into a definitive agreement to be acquired by Double Point Ventures, a firm that invests in companies developing cutting-edge therapeutics. Once the transaction is complete, we will continue to operate as Lumos Pharma, Inc., but as a privately owned company. You can read the press release here [Link to PR].

With their deep expertise in the biopharmaceutical sector, global reach, and extensive operational capabilities, I am confident Double Point Ventures is the right partner and owner to support Lumos’s long-term clinical plans.

So, what does this mean for you?  It means we can get on with the business of initiating our Phase 3 trial and advancing the program.

We will operate as a privately held company once the transaction is complete, which is expected before the end of this year, subject to customary closing conditions. Our stock will no longer trade on the Nasdaq stock exchange once the merger closes. Since March 18, 2020, we have worked together to create a name for ourselves in the growth hormone market and bring ourselves to this exciting moment in our history. This transaction would not have been possible without all your efforts.

We will be hosting an all-company town hall today to share our thoughts and respond to any questions you may have. In the meantime, feel free to reach out to your leadership team with any questions or concerns.

Importantly, please do not discuss the transaction with anyone outside of Lumos (including any investors or potential alternative partners). This includes no posts on social media. In transactions like these there are special rules about how information about the transaction can be distributed – this ensures accurate information is available to everyone who is looking for it. As a result, securities laws and other restrictions prohibit individual communications from our employees. If you have questions, please contact your leadership team or reach out to Brad Powers.  If you receive any inquiries from third parties, including media or investors, please do not respond and forward the inbound request to Lisa Miller, Lori Lawley or Brad Powers.

Thank you for your continued dedication to our mission to develop LUM-201, and for working towards our mission to transform the large global GH market from injectable to oral therapy. You have made Lumos Pharma the great company it is today.

We believe this transaction is an excellent outcome for our company.  Now that we have announced the transaction, our management team will work with the team at Double Point to develop our plan going forward. For now, it’s important that we remain focused on completing the transaction and preparing for our Phase 3 study.

I want to thank each of you for your hard work, dedication, passion for your roles and your patience with this protracted process. Now that we have a committed partner, I am excited about our future together with Double Point.

Regards,

Rick Hawkins
Chief Executive Officer

Cautionary Statement on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Lumos Pharma, Inc.’s (“Lumos Pharma” or the “Company”), beliefs and expectations and statements about the proposed tender offer (the “Offer”), merger and related transactions contemplated by the Merger Agreement (the "Transactions"), including the potential effects of the proposed Transactions on Lumos Pharma; that DPV is the right partner and owner to support Lumos Pharma’s long-term clinical plans; and any other statements other than statements of historical fact.

These forward looking statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the various closing conditions in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of shares of the Company that are tendered in the Offer; the Company’s ability to retain key personnel; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; significant costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVRs may not result in any value to the Company’s equityholders; and other risks and uncertainties discussed in the Company’s most recent annual and quarterly reports filed with the SEC as well as in the Company’s subsequent filings with the SEC. As a result of such risks and uncertainties, Lumos's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the proposed Transactions will in fact be consummated. Lumos cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this communication are made as of the date hereof, and Lumos undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

The Offer described in this communication has not yet commenced, and this communication is for information purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Lumos or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by DPV and its subsidiaries, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Lumos. The offer to purchase the outstanding shares of the common stock of Lumos will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION OR RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Lumos under the “Investors & Media” Section of Lumos’s website at www.lumos-pharma.com.